Exhibit (g)(9)

Amendment

to Foreign Custody Manager Agreement

This Amendment dated             (“Effective Date”) to Foreign Custody Manager Agreement (the “Agreement”), dated March 26, 2008, between ALPS ETF Trust, a Delaware statutory trust (the “Trust”), and The Bank of New York Mellon, a New York corporation (the “Custodian”).

WHEREAS, the Trust and the Custodian wish to amend the Agreement as set forth below.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. As of the Effective Date, Schedule II of the Agreement is deleted in its entirety and replaced with a new Schedule II attached hereto.

2. Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect. Any items not herein defined shall have the meaning ascribed to them in the Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment as of the date first written above.

ALPS ETF TRUST	THE BANK OF NEW YORK MELLON

By:	By:
Name:	Name:
Title:	Title:

SCHEDULE II

FUNDS

Cohen & Steers Global Realty Majors ETF
ALPS Equal Sector Weight ETF
Jefferies | TR/J CRB Global Commodity Equity Index Fund
Jefferies | TR/J CRB Global Agriculture Equity Index Fund
Jefferies | TR/J CRB Global Energy Equity Index Fund
Jefferies | TR/J CRB Global Industrial Metals Equity Index Fund
Jefferies | TR/J CRB Global Precious Metals Equity Index Fund
Jefferies | TR/J CRB Wildcatters Exploration & Production ETF
Jefferies | TR/J CRB Natural Gas Equities ETF
NYSE Arca U.S. Equity Synthetic Reverse Convertible Index Fund

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